                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          UroQuest Medical Corporation
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                (Name of Registrant as specified In Its charter)


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

                          UROQUEST MEDICAL CORPORATION
                             173 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                            TELEPHONE (650) 463-5180

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 25, 1998

     The Annual Meeting of Shareholders of UroQuest Medical Corporation (the "Company") will be held Thursday, June 25, 1998, at 9:00 a.m. (Pacific Daylight
Time) at the Company's corporate offices, located at 173 Constitution Drive, Menlo Park, California 94025 to consider and take action upon the following matters:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

     2. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 1998.

     3. To act upon any other business that may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 28, 1998, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                 /s/ JEFFREY L. KAISER

                                          --------------------------------------
                                                        Secretary

May 22, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                          UROQUEST MEDICAL CORPORATION
                             173 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                            TELEPHONE (650) 463-5180

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 25, 1998

                            ------------------------

                     SOLICITATION AND REVOCABILITY OF PROXY

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of UroQuest Medical Corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held on June 25, 1998 at 9:00 a.m. (Pacific Daylight Time) or at any adjournment(s) thereof. The Annual Meeting will be held at the Company's corporate offices, located at 173 Constitution Drive, Menlo Park, California 94025. The telephone number at the meeting location is (650) 463-5180.

     These proxy solicitation materials and the Annual Report to stockholders for the fiscal year ended December 31, 1997 (the "Last Fiscal Year"), including financial statements, were first mailed on or about May 22, 1998, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

     The Common Stock of the Company, par value $0.001, is the only authorized voting security of the Company. Stockholders of record as of April 28, 1998 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting. At the Record Date, 12,033,939 shares of the Company's Common Stock were outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of stock held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

     The Company will pay expenses for the solicitation of proxies. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, facsimile or by special letter.

QUORUM ABSTENTIONS; BROKER NON-VOTES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting.

     The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of or opposed to any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the directors and for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be, with respect to the items not marked.

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1999 ANNUAL MEETING

     All shareholder proposals intended to be included in the proxy materials for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company no later than January 28, 1999. The Company suggests that all such proposals be sent to the Company by certified mail-return receipt requested.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons owning ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership with the Securities and Exchange Commission (the "SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed.

     Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons, the Company believes that, with respect to fiscal year 1997, all filing requirements applicable to its Reporting Persons were complied with, except that Jeffrey L. Kaiser, Terry E. Spraker, Ph.D., and Keith W.L. Ward did not timely file their initial statements of beneficial ownership of securities on Form 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of March 31, 1998, for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers of the Company (as defined below) and (iv) all directors and executive officers as a group:

                                                           SHARES       APPROXIMATE
                                                        BENEFICIALLY      PERCENT
               NAME OF BENEFICIAL OWNER                   OWNED(1)      OF TOTAL(2)
               ------------------------                 ------------    -----------
Warburg, Pincus Investors, L.P.(3)....................   3,188,571         26.5%
  466 Lexington Ave., 10th Floor
  New York, NY 10017
Elizabeth H. Weatherman(4)............................   3,188,571         26.5
  Warburg, Pincus Investors, L.P.
  466 Lexington Ave., 10th Floor
  New York, NY 10017
Thomas E. Brandt......................................   1,605,029         13.3
Richard C. Davis, M.D.(5).............................   1,097,760          9.1
Stein Roe & Farnham Incorporated......................     677,800          5.6
  One South Wacker Drive
  Chicago, IL 60606
Jack W. Lasersohn(6)..................................     354,285          2.9
Terry E. Spraker, Ph.D.(7)............................     240,000          2.0
Eric B. Hale(8).......................................     226,376          1.9
Maynard Ramsey, III, M.D., Ph.D.(9)...................     122,381          1.0
Gary E. Nei(10).......................................      88,592            *
Jeffrey L. Kaiser(11).................................      30,000            *
Keith W. L. Ward......................................          --            *
Alan Marquardt(12)....................................          --            *
All directors and executive officers as a group (10      6,726,618         53.5
  persons)(13)........................................

---------------
  *  Less than 1%

 (1) Unless otherwise indicated in these footnotes, or pursuant to applicable state community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

 (2) Percentages are determined based upon 12,033,939 shares of Common Stock outstanding on March 31, 1998 together with the applicable warrants and options exercisable within 60 days of March 31, 1998 for such stockholder.

 (3) Represents 3,188,571 shares of Common Stock held by Warburg, Pincus Investors, L.P. ("Warburg"). The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EM Warburg"), manages Warburg. The members of EM Warburg are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EM Warburg and may be deemed to control both WP and EM Warburg. WP has a 20% interest in the profits of Warburg as the general partner. Elizabeth H. Weatherman, a director of the Company, is a Managing Director and member of EM Warburg, and a general partner of WP. As such, Ms. Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg and WP.

 (4) All of the shares indicated as owned by Ms. Weatherman are owned directly by Warburg and are included because of Ms. Weatherman's affiliation with Warburg. As such, Ms. Weatherman may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg. Ms. Weatherman disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

 (5) Represents 1,007,618 shares of Common Stock, 1,005,618 shares of which are held by The Richard C. Davis, Jr. 1993 Revocable Trust, of which Dr. Davis is a trustee and over which Dr. Davis has investment and voting control. The remaining 2,000 shares are owned by Mrs. Elizabeth K. Davis, wife of Dr. Davis. Dr. Davis disclaims beneficial ownership of these shares. Also includes 90,142 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

 (6) Represents 354,285 shares of Common Stock held by Vertical Fund Associates, L.P. ("Vertical"). The sole general partner of Vertical is The Vertical Group, L.P. ("Vertical Group"). Jack W. Lasersohn, a director of the Company, is a General Partner of the Vertical Group. As such, Mr. Lasersohn may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Vertical Group. Mr. Lasersohn disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

 (7) Represents 240,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

 (8) Includes 169,304 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

 (9) Includes 89,544 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(10) Represents 88,592 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(11) Represents 30,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(12) Effective as of March 2, 1998, UroQuest Medical Corporation Vice President, Regulatory, Clinical and Quality Affairs.

(13) Includes 538,278 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1998 and excludes Eric Hale who resigned as Chief Executive Officer as of May 1997.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

     At the Annual Meeting, seven (7) directors of the Company (constituting the entire Board of Directors) are to be elected to serve until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified.

     In the event that any of such persons becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

     Pursuant to an amended Termination and Modification Agreement, so long as each of Warburg, Pincus Investors, L.P. ("Warburg") and Vertical Fund Associates, L.P. ("Vertical") beneficially continues to own 50% of the Common Stock it owned as of October 30, 1996, (the closing of the Company's Initial Public Offering), each is entitled to designate three directors to the Board of Directors. The Company believes that this contractual right in the Termination Agreement permits each of Warburg and Vertical to nominate three directors whose election will be supported by the parties to the Agreement. Neither Warburg or Vertical has chosen to exercise this contractual right with respect to the Annual Meeting. Each of the nominees for director identified below is currently a director of the Company. The parties to the Termination Agreement have agreed that the size of the Board of Directors will not be increased to more than eleven members without the prior written consent of each of Warburg and Vertical.

     The names of the nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date and certain other information regarding these nominees are set forth below:

             NAME                AGE       POSITION WITH THE COMPANY       DIRECTOR SINCE
             ----                ---       -------------------------       --------------
Thomas E. Brandt                 44     Chief Operating Officer,             1996
                                        Director
Richard C. Davis, M.D.           44     Director, Chairman of the Board      1992
Jack W. Lasersohn(1)             45     Director                             1995
Gary E. Nei(1)(2)                54     Director                             1994
Maynard Ramsey, III, M.D.,       54     Director                             1994
  Ph.D.
Terry E. Spraker, Ph.D.          49     President, Chief Executive           1997
                                        Officer, Director
Elizabeth H. Weatherman(1),(2)   38     Director                             1995

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     There are no family relationships among directors or executive officers of the Company.

     RICHARD C. DAVIS, M.D., age 44, has been a director and Chairman of the Board since the Company's inception and was its Chief Science Officer from November 1994 to June 1997. Dr. Davis invented the On-Command products and was responsible for all research and development activities of the Company during that period. In 1989, he founded Code Blue Medical Corporation, a marketer of disposable medical devices ("Code Blue") and served as Chairman until April 1992, when Code Blue was sold to Ballard Medical Products, a medical products company. Dr. Davis is named as an inventor in over 40 United States patents. Dr. Davis holds a M.D. from the Medical College of Virginia and a B.S. in Chemistry from Old Dominion University.

     TERRY E. SPRAKER, Ph.D., age 49, has been a director and President and Chief Executive Officer of the Company since May 1997. Before joining the Company, Dr. Spraker was President and Chief Executive Officer of EP Technologies, Inc., a manufacturer of interventional cardiac electrophysiology products, from October 1992 until August 1996. Prior to joining EP Technologies, Dr. Spraker was President of the Medical Systems Division of Ohmeda, an anesthesia and critical care products company, from July 1992 until October 1992 and V.P./General Manager of Anesthesia Systems from July 1987 through June 1992. Dr. Spraker held various general management and engineering positions with Ohmeda and other medical device and equipment manufacturers from October 1977 to June 1987. Dr. Spraker is also a director of Kyphon Corporation, a privately-held medical device company. Dr. Spraker holds a B.S. in Engineering from the University of Bridgeport, a M.S. in Electrical Engineering and a Ph.D. in Bioengineering from Pennsylvania State University.

     THOMAS E. BRANDT, age 44, has been a director and Chief Operating Officer since October 1996. Mr. Brandt has served as President and Chief Executive Officer of Bivona, Inc. ("Bivona"), a subsidiary of the Company which produces and markets medical products, since June 1989. Prior to joining Bivona, Mr. Brandt held various management, marketing and engineering positions with Dow Corning Corporation, a chemical company. Mr. Brandt holds a M.B.A. from Central Michigan University and a B.S. in Engineering from Iowa State University.

     JACK W. LASERSOHN, age 45, has served as a director of the Company since June 1995. Mr. Lasersohn has been a General Partner of The Vertical Group, a private venture capital and investment management firm, since its formation in 1989 by former principals of F. Eberstadt & Co., Inc. From 1981 to 1989, he was a Vice President and later a Managing Director of the venture capital division of F. Eberstadt & Co., Inc. Mr. Lasersohn also serves as a director of CardioThoracic Systems, Inc., a medical device company, VitalCom Inc., a health care information systems company, Massimo Inc., a medical device company, and a number of privately-held health care companies. He holds a J.D. from Yale University and a M.A. and B.S. from Tufts University.

     GARY E. NEI, age 54, has been a director since June 1994. Mr. Nei is currently Chairman of the Board of B&B Publishing, a publishing company, and has served as such since May 1995. He also serves as a consultant. Previously, Mr. Nei was President and Chief Executive Officer of Eon Labs, a pharmaceutical company, from February 1992 until January 1995. From November 1988 until December 1991, he served as the President and Chief Executive Officer of Lyphomed, Inc., a pharmaceutical company. From 1985 until 1986, he served as Executive Vice President of Baxter International, a health care company. He is also a director of W. H. Brady Co., an adhesives and graphics technology company, Nei Turner Interactive, a software company, and Hawk Medical Supply Inc., a physician's office supply distribution business. He holds a M.B.A. from Northwestern University and a B.A. from Ripon College.

     MAYNARD RAMSEY, III, M.D. Ph.D., age 54, has been a director since March 1994. Dr. Ramsey is Chief Executive Officer and Chief Science Officer of ARZCO Medical Systems, Inc., a medical products company. Dr. Ramsey was the founder of Applied Medical Research, Inc., a medical products company which was acquired by Johnson & Johnson Co. in 1979 and became the patient monitoring business of Critikon, Inc. While at Critikon, Inc., Dr. Ramsey served as Vice President of Science and Technology and Vice President of Research and Development from 1979 until March 1994. Dr. Ramsey has received numerous awards for his scientific and research achievements, holds 16 United States patents, has authored 12 publications and presented 21 papers. He holds a M.D. and a Ph.D. from Duke University and a B.A. in Chemistry from Emory University.

     ELIZABETH H. WEATHERMAN, age 38, has served as a director of the Company since June 1995. Ms. Weatherman is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC, a private investment firm, and has been with the firm since June 1988. Ms. Weatherman is also a director of Xomed Surgical Products, Inc., a medical device company, and several privately-held health care companies. Ms. Weatherman holds a M.B.A. from Stanford University and a B.A. from Mount Holyoke College.

BOARD MEETINGS AND COMMITTEES

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. During the fiscal year ended December 31, 1997, the Board of Directors met on 6 occasions. Maynard Ramsey, III, M.D. Ph.D. attended fewer than 75% of all board and committee meetings. The Board of Directors has a Compensation Committee, which establishes compensation policies and is responsible for determinations regarding salaries, incentive compensation and other forms of compensation for directors, officers and other employees of the Company. The Audit Committee has oversight over the process of auditing the Company's internally prepared financial statements, and is charged with reviewing any potential conflicts of interest. Officers are elected by and serve at the discretion of the Board of Directors or pursuant to individual employment agreements. There are no family relationships among the directors or officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Nei and Lasersohn and Ms. Weatherman are members of the Compensation Committee. From January through March 1997, Mr. Nei and Ms. Weatherman were members of the Compensation Committee. The Compensation Committee met once in March 1998 with regard to the Company's compensation for the 1997 fiscal year. In addition to the functions and responsibilities discussed above, the Compensation Committee also administers the Company's incentive compensation plans.

     Mr. Nei and Ms. Weatherman are members of the Audit Committee. From April 1997 through January 1998, Messrs. Nei and Lasersohn were members of the Audit Committee. From January through March 1997, Dr. Ramsey and Ms. Weatherman were members of the Audit Committee. The Audit Committee met once in February 1998 with regard to the Company's 1997 fiscal year financial results and reporting.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash for services they provide as directors, aside from out-of-pocket expenses incurred in connection with attendance at board meetings. On June 6, 1994, Messrs. Davis, Nei and Ramsey were each granted an option to purchase 107,143 shares of Common Stock at an exercise price of $.70 per share for their service as directors. The options vest over a five-year period, although all shares become immediately exercisable in the event there is a change in control of Company.

VOTE REQUIRED

     The nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as Directors of the Company.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                 PROPOSAL NO. 2

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1998 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since September 1997. Representatives of Ernst & Young LLP are expected to be present at the 1998 Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation paid by the Company to all individuals who acted as Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers") for services rendered during the fiscal years ended December 31, 1995 and 1996, and 1997.

                                                                   LONG-TERM COMPENSATION
                                                                           AWARDS
                                                               -------------------------------
                                        ANNUAL COMPENSATION    RESTRICTED         AWARDS
                                        --------------------     STOCK          SECURITIES        ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS       AWARDS     UNDERLYING OPTIONS   COMPENSATION
  ---------------------------    ----   ---------   --------   ----------   ------------------   ------------
Terry E. Spraker, Ph.D. (1)....  1997   $148,462    $97,000           --         700,000            $  155(2)
  President & Chief Executive    1996         --         --           --              --                --
  Officer                        1995         --         --           --              --                --
Eric B. Hale (3)...............  1997     73,125         --           --              --             3,394(4)
  President & Chief Executive    1996    195,000     90,000           --              --             8,864(5)
  Officer                        1995    190,000     30,000           --              --             3,600(6)
Thomas E. Brandt...............  1997    168,000     34,200           --         120,000             7,566(7)
  Chief Operating Officer        1996     28,000         --           --              --             1,325(8)
                                 1995         --         --           --              --                --
Jeffrey L. Kaiser (9)..........  1997     83,372     23,900           --         120,000               155(10)
  Vice President & Chief         1996         --         --           --              --                --
  Financial Officer, Secretary   1995         --         --           --              --                --
  & Treasurer
Keith W.L. Ward (11)...........  1997     49,085     15,485           --         120,000             6,016(12)
  Vice President, International  1996         --         --           --              --                --
                                 1995         --         --           --              --                --
Richard C. Davis, M.D.(13).....  1997     59,000         --           --              --               832(14)
  Chief Science Officer          1996    130,000         --           --              --             1,664(15)
                                 1995    125,585         --           --              --                --

---------------
 (1) Effective May 1997, UroQuest Medical Corporation President and Chief Executive Officer.

 (2) Consists of life insurance premiums for the benefit of Dr. Spraker in the amount of $155 for the fiscal year ended 1997.

 (3) Resigned as President and Chief Executive Office as of May 1997.

 (4) Consists of life insurance premiums for the benefit of Mr. Hale in the amount of $694 and an auto allowance of $2,700 for the fiscal year ended 1997.

 (5) Consists of life insurance premiums for the benefit of Mr. Hale in the amount of $1,664 and an auto allowance of $7,200 for the fiscal year ended 1996.

 (6) Consists of an auto allowance of $3,600 for the fiscal year ended 1995.

 (7) Consists of life insurance premiums for the benefit of Mr. Brandt in the amount of $1,104 and 401(k) matching contributions in the amount of $6,462 for the fiscal year ended 1997.

 (8) Consists of life insurance premiums for the benefit of Mr. Brandt in the amount of $166 and 401(k) matching contributions in the amount of $1,159 for the fiscal year ended 1996.

 (9) Effective May 1997, UroQuest Medical Corporation Vice President and Chief Financial Officer.

(10) Consists of life insurance premiums for the benefit of Mr. Kaiser in the amount of $155 for the fiscal year ended 1997.

(11) Effective August 1997, UroQuest Medical Corporation Vice President, International.

(12) Consists of life insurance premiums for the benefit of Mr. Ward in the amount of $1,332 and pension payments in the amount of $4,684 for the fiscal year ended 1997.

(13) Resigned as Chief Science Officer as of June 1997.

(14) Consists of life insurance premiums for the benefit of Dr. Davis in the amount of $832 for the fiscal year ended 1997.

(15) Consists of life insurance premiums for the benefit of Dr. Davis in the amount of $1,664 for the fiscal year ended 1996.

STOCK OPTION INFORMATION

     The following table sets forth certain information as to options granted during the fiscal year ended December 31, 1997 to each Named Executive Officer of the Company. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10% compounded annually. These amounts do not represent the Company's estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1997

                                                   INDIVIDUAL GRANTS
                                  ---------------------------------------------------    POTENTIAL REALIZABLE
                                  NUMBER OF                                             VALUE AT ASSUMED ANNUAL
                                  SECURITIES      PERCENT                                RATES OF STOCK PRICE
                                  UNDERLYING      OF TOTAL                              APPRECIATION FOR OPTION
                                   OPTIONS        OPTIONS       EXERCISE                       TERMS(3)
                                   GRANTED       GRANTED IN      PRICE     EXPIRATION   -----------------------
                                     (1)       FISCAL 1997(2)    ($/SH)       DATE          5%          10%
                                  ----------   --------------   --------   ----------   ----------   ----------
Terry E. Spraker, Ph.D..........   700,000           42%         $4.00      10/27/07    1,760,905    4,462,479
Eric B. Hale....................        --           --             --            --           --           --
Thomas E. Brandt................   120,000            7           4.00      10/27/07      301,869      764,996
Jeffrey L. Kaiser...............   120,000            7           4.00      10/27/07      301,869      764,996
Keith W.L. Ward.................   120,000            7           4.00      10/27/07      301,869      764,996
Richard C. Davis, M.D...........        --           --             --            --           --           --

---------------
 (1) Grants under the 1994 Stock Plan. The options generally have a pro-rata four-year vesting period. Such options are not transferable other than by will or the laws of descent and distribution.

 (2) Based on an aggregate of 1,649,000 options granted by the Company in the fiscal year ended December 31, 1997 to employees of and consultants to the Company, including Named Executive Officers.

 (3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, information with respect to each exercise of stock options during the fiscal year ended December 31, 1997 and the value of unexercised stock options held by such individuals at December 31, 1997.

       AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                  SHARES                      DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
                                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                -----------   --------   -----------   -------------   -----------   -------------
Terry E. Spraker, Ph.D. ......        --           --      120,000        580,000             --             --
Eric B. Hale..................    42,857      171,278      149,148         92,715        287,110        178,476
Thomas E. Brandt..............        --           --           --        120,000             --             --
Jeffrey L. Kaiser.............        --           --           --        120,000             --             --
Keith W.L. Ward...............        --           --           --        120,000             --             --
Richard C. Davis, M.D. .......        --           --       83,592         23,551        160,915         45,336

---------------
(1) Value is based on the closing sale price of the Common Stock as of the last business day of the year, December 31, 1997 ($2.625), minus the exercise price.

EMPLOYMENT AGREEMENTS

     As of January 2, 1998, the Company has entered into employment agreements with all of its executive officers. The Company's employment agreement with Dr. Spraker provides for an annual base compensation of $240,000, subject to annual increases upon board approval, as well as participation in the Company's bonus, stock option and fringe benefit programs. In addition, the agreement contains stock option acceleration provisions related to a change of control of the Company. Dr. Spraker's agreement also contains severance provisions that under certain circumstances could entitle Dr. Spraker to receive a lump-sum cash severance payment equal to his then current compensation.

     The Company's employment agreement with Mr. Brandt provides for an annual base compensation of $168,000, subject to annual increases upon board approval, participation in the Company's bonus, stock option and fringe benefit programs, and severance continuation for up to forty-two months (as of March 31, 1998) following termination of employment without cause.

     The Company's employment agreements with Messrs. Kaiser and Ward provide for an annual base compensation of $140,000, subject to annual increases upon board approval, along with participation in the Company's bonus, stock option and fringe benefit programs.

     The Company's employment agreement with Mr. Marquardt provides for an annual base compensation of $147,000, subject to annual increases upon board approval, and participation in the Company's bonus, stock option and fringe benefit programs.

     In addition, the agreements for Messrs. Kaiser, Ward and Marquardt contain stock option acceleration provisions in certain instances in which there is a change of control of the Company.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The objectives of the Company's executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. In seeking to achieve these objectives the Company's executive compensation is based on the following principles.

COMPETITIVE AND FAIR COMPENSATION

     The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of comparable medical products and other relevant companies in a similar stage of development.

SHORT-TERM CASH COMPENSATION

     Cash compensation consists of two components: annual salary and cash incentive compensation. The annual salaries and cash incentives of the executive officers are evaluated based upon corporate and individual performance. While industry-wide practices are deemed to be important indicators of appropriate compensations levels, the Compensation Committee believes the most important considerations are individual and corporate performance in setting an executive's base salary and cash incentive compensation.

     Corporate performance is evaluated by reviewing the extent to which strategic and business planning goals and milestones are met. Individual performance is evaluated by reviewing attainment of specific individual objectives and milestones and the degree to which teamwork and Company values are fostered. Cash incentive compensation is based upon the achievement of functional, divisional and corporate goals as well as individual performance.

LONG-TERM INCENTIVE COMPENSATION

     Because not all short-term management accomplishments are directly related to changes in short-term stockholder value, the Compensation Committee believes that management should also have a long-term compensation component related to increasing stockholder value. To assure that executive officers' goals and accomplishments are linked with increasing stockholder value, the Compensation Committee believes that the grant of options to purchase the Company's Common Stock that become exercisable over an extended period of time should be an integral part of the overall compensation philosophy.

COMPENSATION PROGRAM COMPONENTS

     Annual compensation for the Company's executive officers currently consists of three elements: salary, cash incentive compensation and equity participation. Executive officers are also entitled to participate in the same benefit plans available to other employees.

     On an annual basis, goals for Company performance and individual goals and objectives for each of the Company's executive officers (including the Chief Executive Officer) are established by the Compensation Committee. Once a year, all executive officers other than the Chief Executive Officer are evaluated by the Chief Executive Officer on their performance with respect to their individual goals and objectives. At that time, revised goals and objectives are established, if appropriate. Based upon their performance relative to their goals and objectives, the base salary of executive officers other than the Chief Executive Officer generally is adjusted once per year by the Compensation Committee.

     On an annual basis, the Compensation Committee evaluates the achievement of the annual goals and objectives established for the Chief Executive Officer and his contribution to the Company.

     Stock option awards are designed to promote the identity of long-term interests between the Company's employees and its stockholders and assist in the retention of executives. The size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his or her actual or potential contributions to the Company in relation to his or her overall compensation. The Compensation Committee believes that stock options have been and remain an excellent vehicle for compensating its employees. Because the option exercise price of the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the long-term value of the Common Stock. Stock options, moreover, have been used to reward substantially all employees of the Company, not just at the executive officer level.

1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The amount and means of determining Dr. Spraker's base annual salary for 1997 was fixed by the terms of his employment agreement with the Company. Dr. Spraker was appointed as President and CEO in May 1997. His employment agreement provided for an annual base salary of $240,000, subject to yearly review, and such incentive bonus payments as the Compensation Committee may from time to time determine.

     In April 1998 the Company paid a cash bonus of $97,000 to its Chief Executive Officer. The Compensation Committee intended for this bonus to represent compensation for such officer's contributions to the development and achievements of the Company through December 31, 1997. For the Company's 1998 fiscal year, the Compensation Committee has set additional goals and objectives for Company performance, as well as additional individual goals and objectives with the intention of reviewing the appropriateness of additional incentive cash compensation for such year.

     The objectives achieved by the Company which the Compensation Committee determined to be significant in determining Dr. Spraker's 1997 salary and cash incentive payment included clinical trial and regulatory progress of the Company's On-Command products, corporate financial performance for fiscal 1997 and certain other items. The Compensation Committee expects that it will continue to review the CEO's salary on an annual basis and will adjust his compensation based upon the achievement of goals and objectives set for the Company.

COMPLIANCE WITH INTERNAL REVENUE CODE Section 162(m)

     The Compensation Committee has not yet adopted a policy on the 1993 amendment to the Internal Revenue Code of 1986, as amended (the "Code"), disallowing deduction on compensation in excess of $1 million for certain executives of public companies. The Company believes that options granted under the 1994 Stock Plan are exempt from the limitation, and other compensation expected to be paid during fiscal year 1998 is below the compensation limitation.

                                          Respectfully Submitted
                                          by the Compensation Committee:

                                            Jack W. Lasersohn
                                            Gary E. Nei
                                            Elizabeth H. Weatherman

                         STOCKHOLDER PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market Total Return Index for U.S. Companies (the "Nasdaq Stock Market -- U.S. Index") and the Hambrecht & Quist Growth Index ("H&Q Growth Index") over the period from the time of the Company's initial public offering of Common Stock on October 24, 1996 to December 31, 1997. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at October 24, 1996 and that all dividends were reinvested.

                                                           Hambrecht &
        Measurement Period          UroQuest Medical      Quest Growth      Nasdaq Compostie
      (Fiscal Year Covered)            Corporation            Index               (US)
10/24/96                                    100                 100                 100
12/31/96                                  112.5               97.86              105.65
6/30/97                                  108.33               92.22              118.25
12/31/97                                  43.75               100.2              129.04

     The information contained in the Stock Performance Graph shall not be deemed to be "soliciting material" or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS BEING FURNISHED TO EACH SHAREHOLDER WITH THIS PROXY STATEMENT. IF NECESSARY, THE COMPANY WILL MAIL AN ADDITIONAL COPY, WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, UROQUEST MEDICAL CORPORATION, MENLO PARK, CALIFORNIA 94025.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Terry E. Spraker, Ph.D.
                                          President and CEO

Dated: May 22, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          UROQUEST MEDICAL CORPORATION
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 25, 1998

        The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated May 22, 1998, hereby appoints Terry E. Spraker as Proxy (with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of UroQuest Medical Corporation held of record by the undersigned on April 28, 1998, at the meeting of stockholders to be held at the Company's corporate offices, located at 173 Constitution Drive, Menlo Park, California 94025 on June 25, 1998, at 9:00 a.m. (Pacific Daylight Time), and any adjournment(s) thereof.

1.      ELECTION OF DIRECTORS

        [ ] FOR all nominees listed below          [ ] WITHHOLD AUTHORITY
            (except as marked                          to vote for all nominees
             to the contrary)                          listed below


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

  Richard C. Davis, M.D.   Terry E. Spraker, Ph.D.   Tom E. Brandt
  Jack W. Lasersohn        Gary E. Nei               Maynard Ramsey, M.D., Ph.D.
  Elizabeth H. Weatherman

2. PROPOSAL TO APPROVE ERNST & YOUNG, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

        [   ] FOR     [   ] AGAINST         [   ] ABSTAIN

        In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE ADOPTION OF PROPOSAL 2.

(over)

        PLEASE SIGN exactly as name appears. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The undersigned hereby revokes any proxies given prior to the date stated below.


                                            --------------------------------

                                            --------------------------------
                                            Signature(s) of stockholder(s)


                                            DATED: __________________, 1998


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.